FOR IMMEDIATE RELEASE

                                   Media Contact:    Emory Epperson
                                                     (714) 727-7958

                                   Analyst Contact:  Janine Whittington
                                                     (714) 727-7780



                AST RESEARCH ANNOUNCES YEAR-END DEPARTURE OF CFO



IRVINE, Calif., Nov. 21, 1995 ---- AST Research Inc. (ASTA----NASDAQ) today announced Bruce C. Edwards, executive vice president, chief financial officer and a board member, will leave the company at the conclusion of its current quarter, ending Dec. 30, 1995.

     Edwards, 42, who has served as AST's chief financial officer for more than 11 years, will leave the company to pursue other interests. Most recently, his responsibilities included the company's finance, information systems, legal, administration and investor relations activities.

     "Bruce has contributed significantly to AST's growth over the years by proactively meeting and anticipating the financial requirements of the company and the market," said Safi Qureshey, AST chairman. "Among his successes include negotiating the strategic investment in AST by Samsung Electronics, as well as numerous financial instruments that have helped the company become a $2.5 billion worldwide PC manufacturer."

     Edwards will continue at AST throughout the remainder of the company's current fiscal quarter to complete, among other things, certain agreements between the company and Samsung Electronics.

     "We wish Bruce continued prosperity in his future endeavors," said Ian Diery, AST president and chief executive officer. "During the transition period, I will utilize his experience and knowledge to move AST's turnaround plan forward and help lay the foundation for long-term growth."

CORPORATE BACKGROUND
     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops PC products ranging from portable systems to superservers sold in more than 100 countries worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
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